Exhibit 99.1
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                                                     FOR IMMEDIATE RELEASE
                                                       October 18, 1996


DIGNITY PARTNERS ANNOUNCES SHARE REPURCHASE PROGRAM

SAN FRANCISCO - (October 18, 1996) Dignity Partners, Inc. (Nasdaq: DPNR) today announced that the Board of Directors of the Company approved a share repurchase program pursuant to which the Company is authorized to purchase from time to time up to 1 million shares of the Company's common stock at prevailing market conditions.


The company stated that the Board of Directors believes that the market has overreacted to certain announcements by the Company since July 1996 and that the current price of the Company's common stock does not reflect management's belief as to the current value of the Company's portfolio.


Dignity Partners, Inc. is a specialty finance services company that provides viatical settlements for terminally ill persons. A viatical settlement is the payment of cash in return for an ownership interest in, and the right to receive the death benefit from, a life insurance policy. On

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July 16, 1996, the Company announced that it was temporarily ceasing to process new applications of policies insuring the lives of individuals diagnosed with HIV and AIDS while it further analyzed the research results reported at the International AIDS Conference in Vancouver, British Columbia. On October 9, 1996, the Company announced the execution of an agreement to sell a portion of its portfolio and a decision to seek stockholder approval to sell all or substantially all of the Company's assets, (KEYWORD CALIFORNIA AND INDUSTRY
KEYWORD: INSURANCE EARNINGS).

CONTACTS:
DIGNITY PARTNERS, INC., SAN FRANCISCO.
John Ward Rotter, 415/394-9467


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